Exhibit 4.24

GUARANTEE

GUARANTEE, dated as of December 8, 2011, made by Warner Music Group Corp. (the “Guarantor”), in favor of holders (the “Holders”) of the 11.50% Senior Notes due 2018 (the “Notes”) of WMG Acquisition Corp., a Delaware corporation, (the “Company”) issued pursuant to the Indenture, dated as of July 20, 2011, by and among WM Finance Corp. (the “Initial Issuer”), the guarantors party thereto and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), as amended by the Supplemental Indenture, dated as of July 20, 2011, by and among the Company, as successor by merger to the Initial Issuer, and the Trustee (such indenture, as the same may be amended, restated or supplemented from time to time, the “Indenture”).

The obligations of the Guarantor pursuant to this Guarantee, are expressly set forth below, and the precise terms and limitations of this Guarantee are as set forth below.

SECTION 1.01. Unconditional Guarantee.

The Guarantor hereby unconditionally and irrevocably guarantees, on a senior unsecured basis to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company to the Holders thereunder: (a) (x) the due and punctual payment of the principal of, premium, if any, and interest on the Notes when and as the same shall become due and payable, whether at maturity, upon redemption or repurchase, by acceleration or otherwise, (y) the due and punctual payment of interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Notes and (z) the due and punctual payment and performance of all other payment obligations of the Company to the Holders thereunder, all in accordance with the terms hereof (collectively, the “Guarantee Obligations”); and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the due and punctual payment and performance of Guarantee Obligations in accordance with the terms of the extension or renewal, whether at maturity, upon redemption or repurchase, by acceleration or otherwise. Failing payment when due of any amount so guaranteed, for whatever reason, the Guarantor shall be obligated to pay, the same immediately. An Event of Default (as defined in the Indenture) shall constitute an event of default under this Guarantee, and shall entitle the Holders to accelerate the obligations of the Guarantor in the same manner and to the same extent as the obligations of the Company.

The Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same, whether or not this Guarantee is affixed to any particular Note, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Guarantor. The Guarantor hereby waives the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the Guarantee Obligations. This Guarantee is a guarantee of payment and not of collection. If any Holder or the Trustee is required by any court or otherwise to return to the Company, or any custodian, trustee, liquidator or other similar official acting in relation to the Company, any amount paid by the Company to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. The Guarantor further agrees that, as between it, on the one hand, and the Holders of Notes, on the other hand, (a) subject to this Guarantee, the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (b) in the event of any acceleration of such obligations as provided in Article Six of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of this Guarantee.

SECTION 1.02. Limitation on Guarantor Liability.

The obligations of the Guarantor under this Guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guarantor that are relevant under Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to this Guarantee, and after giving effect to any collections by the Company from, rights of the Company to receive contribution from or payments made to the Company by or on behalf of any other guarantor of the Notes in respect of the guarantee obligations of such other guarantor with respect to the Notes, result in the obligations of such guarantor under its guarantee not constituting a fraudulent transfer or conveyance.

SECTION 1.03. Execution and Delivery of Guarantee.

The validity and enforceability of this Guarantee shall not be affected by the fact that it is not affixed to any particular Note.

The Guarantor hereby agrees that this Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

If an officer of the Guarantor whose signature is on this Guarantee no longer holds that office at any time after the date hereof, this Guarantee shall nevertheless be valid.

SECTION 1.04. Release of Guarantor.

This Guarantee will be released and terminated and of no further effect:

(a) upon the sale, disposition or other transfer (including through merger or consolidation) of all of the Capital Stock (as defined in the Indenture), or all or substantially all the assets, of the Guarantor if such sale, disposition or other transfer is made in compliance with the applicable provisions of the Indenture and this Guarantee; or

(b) upon the release or discharge of the guarantee by the Guarantor of (i) the Company’s 9.50% Senior Secured Notes due 2016 issued pursuant to the Indenture, dated as of May 28, 2009, by and among the Company, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, as amended by the Supplemental Indenture, dated as of May 23, 2011, among the Company, WMG Holdings Corp., the guarantors party thereto and the trustee, as amended by the Second Supplemental Indenture, dated as of July 20, 2011, among the Company, WMG Holdings Corp., the guarantors party thereto and the trustee or (ii) the Company’s 9.50% Senior Secured Notes due 2016 issued pursuant to the Indenture, dated as of July 20, 2011, by and among the Company (as successor by merger to WM Finance Corp.), the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, as amended by the Supplemental Indenture, dated as of July 20, 2011, by and among the Company, as successor by merger to the WM Finance Corp., and Wells Fargo Bank, National Association, as trustee.

SECTION 1.05. No Setoff.

Each payment to be made by the Guarantor hereunder in respect of the Guarantee Obligations shall be payable in the currency or currencies in which such Guarantee Obligations are denominated, and shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

SECTION 1.06. Guarantee Obligations Absolute.

Subject to the provisions of Section 1.02, the obligations of the Guarantor hereunder are and shall be absolute and unconditional and any monies or amounts expressed to be owing or payable by the Guarantor hereunder which may not be recoverable from the Guarantor on the basis of this Guarantee shall be recoverable from the Guarantor as a primary obligor and principal debtor in respect thereof.

SECTION 1.07. Guarantee Obligations Continuing.

The obligations of the Guarantor hereunder shall be continuing and shall remain in full force and effect until all such obligations have been paid and satisfied in full or this Guarantee is released pursuant to Section 1.04 or otherwise terminated.

SECTION 1.08. Guarantee Obligations Not Affected.

The obligations of the Guarantor hereunder shall not be affected, impaired or diminished in any way by any act, omission, matter or thing whatsoever, occurring before, upon or after any demand for payment hereunder (and whether or not known or consented to by the Guarantor or any of the Holders) which, but for this provision, might constitute a whole or partial defense to a claim against the Guarantor hereunder or might operate to release or otherwise exonerate the Guarantor from any of its obligations hereunder or otherwise affect such obligations, whether occasioned by default of any of the Holders or otherwise, including, without limitation:

(a) any limitation of status or power, disability, incapacity or other circumstance relating to the Company or any other Person (as defined in the Indenture), including any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding-up or other proceeding involving or affecting the Company or any other Person;

(b) any irregularity, defect, unenforceability or invalidity in respect of any indebtedness or other obligation of the Company or any other Person under this Guarantee, the Indenture, the Notes or any other document or instrument;

(c) any failure of the Company, whether or not without fault on its part, to perform or comply with any of the provisions of the Indenture, the Notes, or to give notice thereof to the Guarantor;

(d) the taking or enforcing or exercising or the refusal or neglect to take or enforce or exercise any right or remedy from or against the Company or any other Person or their respective assets or the release or discharge of any such right or remedy;

(e) the granting of time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Company or any other Person;

(f) any change in the time, manner or place of payment of, or in any other term of, any of the Notes, or any other amendment, variation, supplement, replacement or waiver of, or any consent to departure from, any of the Notes, this Guarantee or the Indenture, including, without limitation, any increase or decrease in the principal amount of or premium, if any, or interest on any of the Notes;

(g) any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of the Company or the Guarantor;

(h) any merger or amalgamation of the Company or the Guarantor with any Person or Persons;

(i) the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction by any present or future action of any governmental authority or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Guarantee Obligations or the obligations of the Guarantor under this Guarantee; and

(j) any other circumstance, including release of the Guarantor pursuant to Section 1.04 (other than by complete, irrevocable payment) that might otherwise constitute a legal or equitable discharge or defense of the Company under the Indenture or the Notes or of the Guarantor in respect of this Guarantee.

SECTION 1.09. Waiver.

Without in any way limiting the provisions of Section 1.01, the Guarantor hereby waives notice of acceptance hereof, notice or proof of reliance by the Holders upon the obligations of the Guarantor hereunder, and diligence, presentment, demand for payment on the Company, protest, notice of dishonor or non-payment of any of the Guarantee Obligations, or other notice or formalities to the Company or the Guarantor of any kind whatsoever.

SECTION 1.10. Dealing with the Company and Others.

The Holders, without releasing, discharging, limiting or otherwise affecting in whole or in part the obligations and liabilities of the Guarantor hereunder and without the consent of or notice to the Guarantor, may

(a) grant time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Company or any other Person;

(b) take or abstain from taking security or collateral from the Company or from perfecting security or collateral of the Company;

(c) release, discharge, compromise, realize, enforce or otherwise deal with or do any act or thing in respect of (with or without consideration) any and all collateral, mortgages or other security given by the Company or any third party with respect to the obligations or matters contemplated by the Indenture or the Notes;

(d) accept compromises or arrangements from the Company;

(e) apply all monies at any time received from the Company or from any security upon such part of the Guarantee Obligations as the Holders may see fit or change any such application in whole or in part from time to time as the Holders may see fit; and

(f) otherwise deal with, or waive or modify their right to deal with, the Company and all other Persons and any security as the Holders or the Trustee may see fit.

SECTION 1.11. Default and Enforcement.

If the Guarantor fails to pay in accordance with this Guarantee, the Holders, or the Trustee on their behalf, may proceed in the enforcement of this Guarantee and the Guarantor’s obligations hereunder by any remedy provided by law, whether by legal proceedings or otherwise, and to recover from the Guarantor the Guarantee Obligations.

SECTION 1.12. Acknowledgment.

The Guarantor hereby acknowledges communication of the terms of this Guarantee and consents to and approves of the same.

SECTION 1.13. Severability.

Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction unless its removal would substantially defeat the basic intent, spirit and purpose of this Guarantee.

SECTION 1.14. No Assignment.

This Guarantee shall be binding upon the Guarantor’s successors and permitted assigns, except that the Guarantor may not assign any of its obligations hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, Warner Music Group Corp. has caused this Guarantee to be signed by a duly authorized officer.

DATED: December 8, 2011

WARNER MUSIC GROUP CORP.

By:	/s/ Paul Robinson
Name:	Paul Robinson
Title:	EVP & General Counsel

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